Exhibit 99

BMC Software Announces Record Results for Fiscal 2010 Third Quarter

  Record revenue of $508 million, up 4 percent
  Record non-GAAP net earnings of $142 million
  Record non-GAAP EPS of 76 cents, up 19 percent
  Total bookings up 18 percent
  ESM license bookings up 15 percent
  Raises fiscal 2010 non-GAAP EPS guidance, reiterates guidance for other key metrics

HOUSTON--(BUSINESS WIRE)--January 27, 2010--BMC Software (NASDAQ: BMC) today announced its fiscal 2010 third quarter results, including record quarterly revenue, non-GAAP net earnings, and non-GAAP earnings per share.

Fiscal 2010 third quarter total revenue was $508 million, up 4 percent from the year-ago period. License revenue was $216 million, an increase of 12 percent compared to the third quarter of fiscal 2009. On a constant currency basis, total revenue and license revenue were up 2 percent and 9 percent, respectively.

The Company’s GAAP net earnings for the quarter were $111 million, or $0.59 per diluted share, versus $84 million and $0.44 per diluted share in the year-ago period. The Company’s non-GAAP net earnings for the fiscal third quarter, excluding special items, were $142 million, or $0.76 per diluted share, compared to $121 million, or $0.64 per diluted share, in the year-ago quarter. Included in the financial tables is a complete reconciliation between non-GAAP and GAAP results.

“Our third quarter financial performance was very strong, with record performance in revenue, non-GAAP net earnings and non-GAAP earnings per share, as well as robust growth in bookings,” said Bob Beauchamp, BMC’s chairman and chief executive officer. “We also continued to enhance our technology leadership over our competitors, launching new solutions that position us more strongly than ever to capture the growing demand for managing the hybrid data center.”

The Company posted the following key results for the fiscal 2010 third quarter:

  Total bookings were $539 million, up 18 percent as reported and 14 percent on a constant currency basis.
  ESM license bookings were a record $152 million in the third quarter, up 15 percent from the year-ago period. This strong performance reflects a significant turnaround compared to the first half of fiscal 2010.
  Total MSM bookings for the trailing twelve months were $804 million, up 8 percent as reported from $742 million in the year-ago period, and were up 10 percent on a constant currency basis.
  The Company’s balance sheet remains strong, with $1.3 billion in cash and investments and $1.7 billion in deferred revenue.

During the third quarter, BMC continued its stock repurchase activities, spending $75 million to repurchase 2 million shares. As of December 31, 2009, the Company has approximately $145 million remaining under its existing share repurchase program.

Steve Solcher, BMC’s chief financial officer, said: “During the quarter, BMC Software significantly grew the bottom line while showing strength in bookings across both business units and solid performance across our two major geographies. Our ESM business delivered solid growth in license bookings, benefiting from improved sales productivity. Our MSM business capitalized on customer renewal opportunities and won new business. Grounded in solid expense controls, our third quarter results position us well to achieve our fiscal 2010 financial goals across all key measures.”

Fiscal 2010 Expectations

The Company is increasing its full-year non-GAAP EPS guidance and reiterating guidance for all other key metrics.

The Company expects non-GAAP earnings per share in the range of $2.64 to $2.72 per share, which at the midpoint would represent a 19 percent increase year-over-year and an 11 percent increase compared to the Company’s initial fiscal 2010 guidance. This range excludes an estimated $0.65 to $0.68 per share for special items, including expenses related to the amortization of acquired technology and intangibles, stock-based compensation and restructuring activity.

The assumptions underlying this full year fiscal 2010 estimate include:

  Total bookings and revenue growth in the low single digits. At today’s rates, the Company expects currency to have a slightly positive impact on bookings.
  A license bookings ratable rate in the low 50s versus 50 percent in fiscal 2009.
  A non-GAAP tax rate of 27 percent.

The Company also expects full year fiscal 2010 cash flow from operations to be between $600 million and $650 million, unchanged from prior expectations.

Conference Call

A conference call to discuss third quarter fiscal 2010 results is scheduled for today, January 27, 2010 at 4:00 pm Central Time. Those interested in participating may call (913) 312-0643 and use the pass code BMC. To access a replay of the conference call, that will be available for one week, dial (719) 457-0820 or (888) 203-1112 and use the pass code BMC. A live web cast of the conference call will be available on the Company's website at www.bmc.com/investors. A replay of the web cast will be available within 24 hours and archived on the website.

Use of Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s results as determined by U.S. generally accepted accounting principles (GAAP), the Company has also disclosed in this press release and the accompanying tables the following non-GAAP information: (a) non-GAAP operating expenses, (b) non-GAAP operating income, (c) non-GAAP operating margin, (d) non-GAAP net earnings and (e) non-GAAP diluted net earnings per share. Each of these financial measures excludes the impact of certain items and therefore has not been calculated in accordance with GAAP. These non-GAAP financial measures exclude the amortization of intangible assets, charges related to in-process research and development, share-based compensation expenses and restructuring charges, as well as the related tax impacts on these items. Each of the adjustments is described in more detail below. This press release also contains a reconciliation of each of these non-GAAP measures to its most comparable GAAP financial measure.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that BMC management and the Board of Directors do not consider part of operating results when assessing the performance of the organization and measuring the results of the Company’s performance. In addition, we have historically reported similar non-GAAP financial measures. We believe that inclusion of these non-GAAP financial measures provides consistency and comparability with past reports of financial results. BMC Management and the Board of Directors use these non-GAAP financial measures to evaluate the Company’s performance and for forecasting purposes, as well as the allocation of future capital investments, and they are key variables in determining management incentive compensation. Accordingly, we believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.

While we believe that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Items such as the amortization of intangible assets, charges related to in-process research and development, share-based compensation expenses and restructuring charges that are excluded from our non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.

The following discusses the reconciliations of our non-GAAP financial measures to the most comparable GAAP financial measures:

• Amortization of intangible assets. Our non-GAAP financial measures exclude costs associated with the amortization of intangible assets. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude amortization of intangible assets, because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business during the applicable time period after the acquisition, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams and when making decisions to allocate resources among the Company’s business units.

• In-process research and development charges. Our non-GAAP financial measures exclude in-process research and development charges recorded in prior year periods. These amounts represent the estimated fair value of core research and development projects that were incomplete as of the respective dates of acquisition and had neither reached technological feasibility nor been determined to have alternative future uses pending achievement of technological feasibility upon further development. Such amounts were required to be expensed by us as of the date of the respective acquisition under the accounting rules in place in prior years. Because the costs are fixed at the time of acquisition and are not subject to management influence, management does not consider the costs in evaluating the performance of the Company and its business units nor when it allocates resources among the business units. We believe excluding these items is useful to investors because it facilitates comparisons to our historical operating results without being affected by our acquisition history and the results of other companies in our industry, which have their own unique acquisition histories.

• Share-based compensation expenses. Our non-GAAP financial measures exclude the compensation expenses required to be recorded by GAAP for equity awards to employees and directors. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude expenses related to share-based compensation, because these costs are generally fixed at the time an award is granted, are then expensed over several years and generally cannot be changed or influenced by management once granted. Accordingly, our operational managers are evaluated based on the operating expenses exclusive of share-based compensation expenses and including such charges would hamper investors’ ability to evaluate the performance of our management in the manner in which the Company’s management evaluates performance. Additionally, we believe it is useful in measuring the Company’s performance to exclude expenses related to share-based compensation expense because it enables comparability with prior period information. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams and when making decisions to allocate resources among the Company’s business units.

• Restructuring charges. Our non-GAAP financial measures exclude exit costs and related charges, primarily consisting of severance costs and lease abandonment costs, and any subsequent changes in estimates related to exit activities as they relate to our restructurings, which involved significant layoffs. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude restructuring costs, because our operational managers are evaluated based on the operating expenses exclusive of restructuring charges and including the restructuring charges would hinder investors’ ability to evaluate the performance of our management in the manner in which the Company’s management evaluates performance. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams. Additionally, management uses the non-GAAP measures to assist in its determinations regarding the allocation of resources, such as capital investment, among the Company’s business units and as part of its forecasting and budgeting.

In this press release we refer to certain bookings information. Bookings represent the transactional value of new contracts executed by us and reflected in our financial statements, including amounts recorded to both revenue and deferred revenue. We also refer to growth rates for revenue and bookings at constant currency or adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the Company’s business performance. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates or adjusting for currency will be higher or lower than growth reported at actual exchange rates.

Business runs on IT. IT runs on BMC Software.

Business thrives when IT runs smarter, faster and stronger. That’s why the most demanding IT organizations in the world rely on BMC Software across both distributed and mainframe environments. Recognized as the leader in Business Service Management, BMC offers a comprehensive approach and unified platform that helps IT organizations cut cost, reduce risk and drive business profit. For the four fiscal quarters ended December 31, 2009, BMC revenue was approximately $1.90 billion. Visit www.bmc.com for more information.

This news release and other related public statements we make contain both historical information and forward-looking information. Statements of plans, objectives, strategies and expectations for future operations and results, identified by words such as “believe,” “anticipate,” “expect,” “estimate” and “guidance” are forward-looking statements. Numerous important factors affect BMC Software's operating results and could cause BMC Software's actual results to differ materially from the forecasts and estimates indicated by this press release or by any other forward-looking statements made by, or on behalf of, BMC Software, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: 1) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; 2) competition in our markets can result in pricing pressures and competition for new customers as well as potential displacements of our existing customers; 3) our cash flow from operations could be affected by many factors, including, but not limited to, lengthening sales cycles, the size and timing of bookings, customer payment terms, the timing of collections, increased expenses, reduced net earnings and movement in foreign currency exchange rates; 4) a significant percentage of our license transactions are completed during the final weeks and days of each quarter, which creates a level of uncertainty as to whether revenue, license bookings and/or earnings will have met expectations until after the end of the quarter; 5) our operating costs and expenses are relatively fixed over the short term, so if we have a shortfall in revenue in any given quarter, our ability to offset revenue shortfalls in the near-term is limited; 6) changes to our sales organization, including personnel and process changes, may have unintended negative consequences; 7) our expectations for revenue and earnings are based on an assumption of the percentage of license revenue which will be recognized upfront versus deferred; if our actual results do not match our assumption, our recognized revenue and resultant earnings could fall short of expectations; 8) our effective tax rate is subject to quarterly fluctuation and any change in such tax rate could affect our earnings; and 9) the additional risks and important factors described in BMC Software's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. These filings are available on our website at www.bmc.com. We undertake no obligation to update information contained in this release.

BMC, BMC Software, and the BMC Software logo are the exclusive properties of BMC Software Inc., are registered with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other BMC trademarks, service marks, and logos may be registered or pending registration in the U.S. or in other countries. All other trademarks or registered trademarks are the property of their respective owners. © 2010 BMC Software, Inc.

BMC SOFTWARE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

			Incr/(Decr)
	Quarter Ended December 31,		Percentage
	2008	2009	Change
	(In millions, except
	per share data)
Revenue:
License	$192.8	$216.1	12.1%
Maintenance	255.7	260.2	1.8%
Professional services	39.9	31.8	(20.3)%
Total revenue	488.4	508.1	4.0%

Cost of license revenue	28.8	28.7	(0.3)%
Cost of maintenance revenue	37.2	40.8	9.7%
Cost of professional services revenue	37.2	34.9	(6.2)%
Selling and marketing expenses	130.7	147.6	12.9%
Research and development expenses	52.0	47.8	(8.1)%
General and administrative expenses	49.3	51.4	4.3%
Amortization of intangible assets	8.5	8.3	(2.4)%
Severance, exit costs and related charges	16.0	1.0	(93.8)%
Total operating expenses	359.7	360.5	0.2%
Operating income	128.7	147.6	14.7%
Other loss, net	(9.0)	(0.9)	(90.0)%
Earnings before income taxes	119.7	146.7	22.6%
Provision for income taxes	35.9	36.0	0.3%
Net earnings	$83.8	$110.7	32.1%

Diluted earnings per share	$0.44	$0.59	34.1%

Shares used in computing diluted earnings per share	188.3	186.5	(1.0)%

BMC SOFTWARE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

			Incr/(Decr)
	Nine Months Ended December 31,		Percentage
	2008	2009	Change
	(In millions, except
	per share data)
Revenue:
License	$517.7	$557.1	7.6%
Maintenance	765.5	768.8	0.4%
Professional services	109.4	94.0	(14.1)%
Total revenue	1,392.6	1,419.9	2.0%

Cost of license revenue	85.9	83.3	(3.0)%
Cost of maintenance revenue	124.3	114.8	(7.6)%
Cost of professional services revenue	108.7	99.9	(8.1)%
Selling and marketing expenses	407.8	404.1	(0.9)%
Research and development expenses	167.5	143.2	(14.5)%
General and administrative expenses	151.0	157.2	4.1%
Amortization of intangible assets	25.7	24.3	(5.4)%
In-process research and development	50.3	-	(100.0)%
Severance, exit costs and related charges	23.9	2.5	(89.5)%
Total operating expenses	1,145.1	1,029.3	(10.1)%
Operating income	247.5	390.6	57.8%
Other income (loss), net	2.3	(3.8)	(265.2)%
Earnings before income taxes	249.8	386.8	54.8%
Provision for income taxes	95.0	99.5	4.7%
Net earnings	$154.8	$287.3	85.6%

Diluted earnings per share	$0.81	$1.53	88.9%

Shares used in computing diluted earnings per share	191.3	187.1	(2.2)%

BMC SOFTWARE, INC.
BALANCE SHEETS

	Unaudited				Unaudited
	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2008	2008	2008	2009	2009	2009	2009

	(In millions)
Current assets:
Cash and cash equivalents	$986.5	$810.3	$871.5	$1,023.3	$997.0	$1,137.8	$1,079.5	(a)
Short-term investments	-	115.3	89.9	73.6	213.8	74.7	128.0	(a)
Trade accounts receivable, net	162.6	180.7	212.0	217.8	134.6	174.6	208.9
Trade finance receivables, net	82.7	90.8	85.9	99.3	62.5	85.3	121.7
Other current assets	181.1	145.6	117.3	146.5	149.4	148.2	147.6
Total current assets	1,412.9	1,342.7	1,376.6	1,560.5	1,557.3	1,620.6	1,685.7

Property and equipment, net	100.3	106.2	100.0	103.0	106.7	104.3	97.9
Software development costs	111.2	112.0	121.9	122.6	120.8	135.5	144.1
Long-term investments	87.0	83.6	78.0	72.3	74.3	76.3	62.3	(a)
Long-term trade finance receivables, net	54.5	71.6	75.3	92.1	44.9	52.5	123.8
Goodwill and intangible assets, net	1,588.7	1,560.6	1,528.5	1,478.6	1,469.9	1,490.8	1,548.4
Other long-term assets	256.0	352.9	331.9	268.4	263.0	267.3	252.4
Total assets	$3,610.6	$3,629.6	$3,612.2	$3,697.5	$3,636.9	$3,747.3	$3,914.6

Current liabilities:
Trade accounts payable	$45.1	$47.3	$51.1	$57.2	$55.2	$50.1	$34.1
Finance payables	9.1	15.8	9.4	13.7	8.0	13.9	15.1
Accrued liabilities	247.1	336.8	333.2	285.1	201.9	236.2	282.8
Deferred revenue	975.0	927.5	929.1	977.3	968.0	934.1	922.6
Total current liabilities	1,276.3	1,327.4	1,322.8	1,333.3	1,233.1	1,234.3	1,254.6

Long-term deferred revenue	846.5	834.8	801.7	810.6	759.8	762.5	804.5
Long-term borrowings	306.4	311.1	309.3	313.6	311.7	309.8	340.9
Other long-term liabilities	204.9	197.5	206.2	191.5	196.3	215.7	210.0
Total long-term liabilities	1,357.8	1,343.4	1,317.2	1,315.7	1,267.8	1,288.0	1,355.4

Total stockholders' equity	976.5	958.8	972.2	1,048.5	1,136.0	1,225.0	1,304.6

Total liabilities and stockholders' equity	$3,610.6	$3,629.6	$3,612.2	$3,697.5	$3,636.9	$3,747.3	$3,914.6

(a) Total cash and investments	$1,073.5	$1,009.2	$1,039.4	$1,169.2	$1,285.1	$1,288.8	$1,269.8

BMC SOFTWARE, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

Quarter Ended December 31,			Nine Months Ended December 31,
2008	2009		2008	2009

(In millions)			(In millions)
		Cash flows from operating activities:
$83.8	$110.7	Net earnings	$154.8	$287.3
		Adjustments to reconcile net earnings to net cash provided by operating activities:
45.2	44.5	Depreciation and amortization	135.5	129.3
18.9	22.6	Share-based compensation expense	62.2	65.1
-	-	In-process research and development	50.3	-
9.0	(0.3)	Other	9.3	(2.9)
		Changes in operating assets and liabilities, net of acquisitions:
(4.8)	(105.6)	Trade finance receivables	(16.0)	(52.0)
12.3	40.2	Accrued liabilities	13.6	(5.6)
(31.6)	28.2	Deferred revenue	(56.3)	(65.5)
22.0	(57.1)	Other operating assets and liabilities	28.0	(23.8)
154.8	83.2	Net cash provided by operating activities	381.4	331.9

		Cash flows from investing activities:
-	(67.6)	Cash paid for acquisitions, net of cash acquired, and other investments	(783.7)	(92.3)
(8.4)	(61.3)	Purchases of investments	(130.6)	(283.0)
27.7	26.8	Proceeds from maturities / sales of investments	134.9	256.2
(4.0)	(4.1)	Purchases of property and equipment	(20.8)	(17.9)
(23.0)	(22.9)	Capitalization of software development costs	(49.8)	(63.3)
6.7	-	Other investing activities	6.5	-
(1.0)	(129.1)	Net cash used in investing activities	(843.5)	(200.3)

		Cash flows from financing activities:
(6.1)	(3.5)	Repayments of borrowings and capital lease obligations	(12.1)	(13.1)
12.8	20.4	Proceeds from stock options exercised and other	75.3	67.8
-	42.0	Proceeds from borrowings, net of issuance costs	295.6	42.0
0.8	4.3	Excess tax benefit from share-based compensation	21.8	9.7
(80.0)	(75.0)	Treasury stock acquired	(280.0)	(200.0)
(0.1)	(1.1)	Repurchases of stock to satisfy employee tax withholding obligations	(16.2)	(8.4)
(72.6)	(12.9)	Net cash provided by (used in) financing activities	84.4	(102.0)

(20.0)	0.5	Effect of exchange rate changes on cash and cash equivalents	(39.1)	26.6
61.2	(58.3)	Net change in cash and cash equivalents	(416.8)	56.2
810.3	1,137.8	Cash and cash equivalents, beginning of period	1,288.3	1,023.3
$871.5	$1,079.5	Cash and cash equivalents, end of period	$871.5	$1,079.5

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Operating Expenses to Non-GAAP Operating Expenses
(In millions)
(Unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2008	2009	2008	2009

GAAP operating expenses	$359.7	$360.5	$1,145.1	$1,029.3

Severance, exit costs and related charges	(16.0)	(1.0)	(23.9)	(2.5)

Amortization of intangible assets	(19.8)	(19.6)	(59.0)	(55.6)

Share-based compensation	(18.9)	(22.6)	(62.2)	(65.1)

In-process research and development	-	-	(50.3)	-

Non-GAAP operating expenses	$305.0	$317.3	$949.7	$906.1

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Operating Income to Non-GAAP Operating Income
(In millions)
(Unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2008	2009	2008	2009

GAAP operating income	$128.7	$147.6	$247.5	$390.6

Severance, exit costs and related charges	16.0	1.0	23.9	2.5

Amortization of intangible assets	19.8	19.6	59.0	55.6

Share-based compensation	18.9	22.6	62.2	65.1

In-process research and development	-	-	50.3	-

Non-GAAP operating income	$183.4	$190.8	$442.9	$513.8

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Operating Margin to Non-GAAP Operating Margin
(In millions)
(Unaudited)

	Quarter Ended December 31,			Quarter Ended December 31,			Quarter Ended December 31,
	2008	2009		2008	2009		2008	2009

GAAP revenue:	$488.4	$508.1	GAAP operating income:	$128.7	$147.6	GAAP operating margin:	26%	29%

			Severance, exit costs and related charges	16.0	1.0

			Amortization of intangible assets	19.8	19.6

			Share-based compensation	18.9	22.6

GAAP revenue:	$488.4	$508.1	Non-GAAP operating income:	$183.4	$190.8	Non-GAAP operating margin:	38%	38%

	Nine Months Ended December 31,			Nine Months Ended December 31,			Nine Months Ended December 31,
	2008	2009		2008	2009		2008	2009

GAAP revenue:	$1,392.6	$1,419.9	GAAP operating income:	$247.5	$390.6	GAAP operating margin:	18%	28%

			Severance, exit costs and related charges	23.9	2.5

			Amortization of intangible assets	59.0	55.6

			Share-based compensation	62.2	65.1

			In-process research and development	50.3	-

GAAP revenue:	$1,392.6	$1,419.9	Non-GAAP operating income:	$442.9	$513.8	Non-GAAP operating margin:	32%	36%

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Net Earnings to Non-GAAP Net Earnings
(In millions)
(Unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2008	2009	2008	2009

GAAP net earnings	$83.8	$110.7	$154.8	$287.3

Severance, exit costs and related charges	16.0	1.0	23.9	2.5

Amortization of intangible assets	19.8	19.6	59.0	55.6

Share-based compensation	18.9	22.6	62.2	65.1

In-process research and development	-	-	50.3	-

Subtotal pretax reconciling items	54.7	43.2	195.4	123.2

Tax effect of reconciling items	(17.5)	(12.4)	(39.2)	(35.1)
Non-GAAP net earnings	$121.0	$141.5	$311.0	$375.4

BMC SOFTWARE, INC.
Table of Reconciliation from GAAP Earnings Per Share to Non-GAAP Earnings Per Share
(Unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2008	2009	2008	2009

GAAP diluted earnings per share	$0.44	$0.59	$0.81	$1.53

Severance, exit costs and related charges	0.08	0.01	0.12	0.01

Amortization of intangible assets	0.11	0.11	0.31	0.30

Share-based compensation	0.10	0.12	0.33	0.35

In-process research and development	-	-	0.26	-

Subtotal pretax reconciling items	$0.29	$0.23	$1.02	$0.66

Tax effect of reconciling items	(0.09)	(0.07)	(0.20)	(0.19)
Non-GAAP diluted net earnings per share	$0.64	$0.76	$1.63	$2.01

Shares used in computing diluted earnings per share (in millions)	188.3	186.5	191.3	187.1

CONTACT:
BMC Software
Mark Stouse, 832-715-0234
Global Communications
mark_stouse@bmc.com
Derrick Vializ, 713-918-1805
Investor Relations
derrick_vializ@bmc.com